Exhibit 99.2

Ispire Technologies, Inc.

Fiscal Fourth Quarter 2026 Earnings Call Script

September 16, 2026

Steven Przybyla - President

Jay Yu - Chief Financial Officer

Operator

Good afternoon, and welcome to Ispire Technology’s fiscal fourth quarter and full year 2026 earnings conference call.

Today, all participants will be in a listen-only mode. Should you need assistance during today's call, please signal for a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note that today's event is being recorded. I would now like to turn the conference over to James Carbonara with Hayden Investor Relations. Please go ahead.

James Carbonara - Hayden IR

Good afternoon, and welcome to Ispire Technologies' fiscal third quarter 2026 earnings conference call. Before we begin, I would like to remind you that this conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in its announcement are forward-looking statements. Forward-looking statements are based on estimates and assumptions made by the company in terms of its experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors that the company believes are relevant. These forward-looking statements involve known and unknown uncertainties. and many factors could cause the company's actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Further information regarding this and other risk factors are included in the company's filings with the SEC. The company undertakes no obligation to update forward-looking statements to reflect subsequent or current events or circumstances or changes in expectation, except as may be required by law. I will now turn the call over to Steven Przybyla, President of Ispire Technology. Steve, you may begin.

Steven Przybyla, President

Thank you.

As we look at the fourth quarter and fiscal year, I want to start with what we believe is the most important takeaway: Ispire has reached an important inflection point in its turnaround.

We began this turnaround a little over a year ago with clear objectives: clean up the balance sheet, reduce the cost structure, address legacy issues and build the foundation for a more focused and sustainable business, while advancing key growth catalysts. That work has not always been visible in the headline revenue numbers, but it has fundamentally changed the company and we are now beginning to see that work reflected in the financial results.

Fourth quarter revenue was $26.7 million, up 33% year over year and 43% sequentially. Cash also increased sequentially. At the same time, operating expenses remain substantially below where they were a year ago. For me, that combination is important. We are seeing improving revenue momentum against a much leaner cost structure and a stronger balance sheet.

There is still work to do. The financial cleanup is not completely finished, and we remain disciplined around receivables and working capital. But, I believe we are much closer to the end of that process, and we expect the remaining legacy accounts receivable write-offs to be substantially addressed during fiscal 2027, with little or no carryover into following years. Completing that process, along with the underlying business’ continued improvement, positions us to achieve positive GAAP earnings.

The first major catalyst is Malaysia.

Fiscal 2027 will be our first full fiscal year of vapor and nicotine pouch production at our company-owned facilities in Malaysia. Recall, we obtained our nicotine manufacturing license for vapor products in March of 2026, and the license to produce nicotine pouches in May of 2026. This is important not only because of the additional production capacity, but because Malaysia changes both the economics of our manufacturing business and the markets we can serve.

We are seeing strong interest from Chinese brands that are looking to diversify and move production outside of China, and we have also had recent visits to our facilities from major global tobacco companies. I hope to announce the positive results of one such very recent visit in the near term. We believe the combination of our manufacturing capabilities, regulatory infrastructure and Malaysian footprint gives us a differentiated proposition for brands looking for a reliable production partner. Our expectation is that several of these opportunities will mature and translate into commercial agreements during fiscal 2027.

The second piece of the Malaysia strategy is our existing business.

We are excited about Vapor ODM. The objective here is straightforward: expand our customer base by allowing brands to leverage our manufacturing capabilities and product expertise without having to build that infrastructure themselves. We believe the combination of Malaysia, ODM and our existing manufacturing platform can create a meaningful new source of revenue while also increasing utilization of our facilities.

The third major area of opportunity is our technology joint venture, IKE Tech.

IKE is developing into a broader technology platform focused on age verification, product authentication and compliance for regulated nicotine markets. We believe these capabilities address a growing need among regulators, manufacturers and brands, and we are actively pursuing commercial partnerships with large international brands and manufacturers. IKE 2.0, which includes significant improvements to the user experience, is also scheduled to launch this fall.

We have made meaningful progress on the regulatory front as well. I have personally participated in four meetings with the FDA and HHS over the past six months, including a June 15 meeting with the FDA’s Acting Commissioner. The feedback has been overwhelmingly positive – the agency wants point of use-age gating and applauds our technology., These discussions have reinforced our view that the need for this type of technology is real and growing on a global basis.

Our component PMTA remains under review, but our strategy is broader than any single regulatory pathway. We are continuing to develop both the age-gating and product authentication technology platforms, pursue additional regulatory and commercial paths, and build relationships that can create value independent of any particular regulatory timeline.

We also see a potential path to a significant liquidity event involving IKE during fiscal 2027 that would be separate from regulatory authorization. We are not yet in a position to provide additional detail, but we expect to have more to say as those discussions develop.

Beyond IKE, G-Mesh continues to generate interest from leading global tobacco companies and other major international brands. We believe the technology has the potential to meaningfully differentiate the products we can offer and create additional opportunities within the global nicotine market.

And finally, we are looking beyond the businesses and technologies we have already announced. We are evaluating several transformational investments in disruptive technologies. We are being highly selective, but we believe there are opportunities where an investment could materially expand Ispire's value proposition and accelerate our evolution into a technology-forward company. Specifically, I want to emphasize that we are looking for opportunities where we believe our capital, manufacturing expertise, regulatory infrastructure or global relationships can create a meaningful advantage.

When we look ahead, we believe fiscal 2027 will be a year of fundamental growth and change. We will have our first full year of vapor and nicotine pouch production in Malaysia. We expect new major commercial relationships to develop. We will begin the transition of our branded production to Malaysia and work toward materially improving the economics of that business. IKE Tech will have several commercial and technology milestones ahead, and we expect G-Mesh and other proprietary technologies to create additional opportunities.

Most importantly, we are entering this period with a much stronger foundation than we had a year ago: a leaner cost structure, a cleaner balance sheet, increasing manufacturing capabilities and multiple paths to growth.

Our job now is execution. The fourth quarter was an important first step in demonstrating that the turnaround is working. Fiscal 2027 is about taking that momentum and building the next version of Ispire.

I will now turn the call over to Jay for a more detailed review of our financial results. Jay?

Jay Yu - Chief Financial Officer

Thank you, Steve.

For the fiscal fourth quarter ended June 30, 2026, Ispire Technology reported revenue of $26.7 million, an increase of 33% year over year and 43% sequentially, compared with $20.1 million in the fourth quarter of fiscal 2025 and $18.7 million in the prior quarter. The increases reflect improving demand across the business and increased production activity as we entered the new fiscal year.

Gross profit for the quarter was $1.7 million, and gross margin was 6.3%, compared to $2.5 million and 12.3%, respectively. The decline in Gross margin was the result of inventory impairments recognized in Q4.

Total operating expenses, excluding credit loss, were $6.0 million, down 28.6% year-over-year from $8.5 million and up a modest 2.3% sequentially from $5.9 million in the March quarter. The year-over-year decline reflects the continued benefits of a leaner operating structure and disciplined expense management. With our cost base now substantially lower, we believe the business is increasingly positioned to leverage revenue growth and scale to drive operating improvement.

Credit loss in the fourth quarter was $9.2 million, down approximately $533,000, or 6.2%, year over year. The reduction reflects continued progress in resolving legacy receivables and improving the quality of our balance sheet. As we enter fiscal 2027, we remain focused on disciplined receivables and working capital management as we complete the final stages of the financial cleanup.

Net loss for the quarter was $13.8 million compared with $14.8 million in the year-ago period and $9.5 million in the prior quarter.

Adjusted EBITDA for the fourth quarter was a loss of $2.3 million, an improvement of $2.1 million compared to an Adjusted EBITDA loss of $4.4 million in the year-ago quarter. The improvement reflects the continued benefits of a leaner cost structure and greater operating efficiency as we move into fiscal 2027.

Turning to our full-year results…

For fiscal 2026, Ispire Technology reported revenue of $96 million, compared with $127.5 million last fiscal year. The decline was primarily driven by lower cannabis vaping hardware sales in the U.S. and lower vaping product sales in Europe, along with a modest decline in our Asia Pacific business, excluding China.

Gross profit was $12.3 million, compared with $22.6 million in fiscal 2025, while gross margin was 12.8%, compared with 17.8% last year. The decline in gross margin was primarily driven by changes in product mix and a one-time increase in our inventory provision during fiscal 2026.

Total operating expenses, excluding credit loss, were $24.2 million, down 37% year over year from $38.5 million in fiscal 2025. This reflects the sustained cost discipline we have maintained and a more focused operating structure. We believe we now have a much more efficient cost base, positioning us to translate revenue growth and scale into improved profitability.

Credit loss for the full year was $20.7 million, down approximately $1.3 million from $22.0 million in fiscal 2025. This improvement reflects continued progress in addressing legacy issues, and we remain focused on maintaining discipline around receivables and working capital management as we complete the financial cleanup.

Net loss for fiscal 2026 was $33.2 million, an improvement of $6.0 million compared with $39.2 million in fiscal 2025.

Adjusted EBITDA for fiscal 2026 was a loss of $4.0 million, an improvement of $4.8 million compared to an Adjusted EBITDA loss of $8.8 million in fiscal 2025. The improvement reflects the meaningful reduction in our operating cost structure and continued progress toward a more efficient and scalable business model.

We ended the fiscal year with $19.3 million in cash, compared with $24.4 million at the end of fiscal 2025.

Importantly, net cash used in operating activities improved significantly during fiscal 2026. Operating cash use was $569,000 for the full year, compared with $7.4 million in fiscal 2025, representing an improvement of $6.8 million year over year. This reflects the progress we have made in reducing operating costs, improving collections and addressing legacy working capital issues.

With a solid balance sheet, a leaner cost structure and improving operating momentum, we believe Ispire has reached an important inflection point in its turnaround. The 33% year-over-year and 43% sequential increase in fourth quarter revenue, along with a growing cash balance, provides tangible evidence that the business is moving in the right direction.

We enter fiscal 2027 focused on building on this momentum and converting the foundation we have established into sustainable growth, stronger cash generation, and improved profitability.

With that, I’ll turn the call back to Steve.

Steven Przybyla, President

Thank you, Jay.

Our fourth quarter results reinforce the message we started with today: the turnaround is here and now, and we are entering fiscal 2027 from a fundamentally stronger position.

We have spent the past year simplifying the business, strengthening the balance sheet, reducing our cost structure and addressing legacy issues. We have also made significant progress in operating cash flow, bringing cash used in operations essentially to breakeven for the full fiscal year.

As we enter fiscal 2027, we will be making significant payments related to our Malaysia manufacturing facility. These are planned investments in capacity that we believe are important to our growth strategy, but they make it difficult to provide a specific timeline for achieving positive cash flow. The key point is that the underlying operating cash performance has improved substantially

We believe fiscal 2027 can be a defining year for Ispire. We have fundamentally changed the company over the past year, and we are now in a position to focus on what comes next—bringing new manufacturing capacity online, converting commercial opportunities into revenue and advancing our technology platforms toward commercialization.

We are excited about what we are building and believe the opportunities ahead have the potential to create meaningful long-term value for our shareholders.

With that, we will open the call for questions.

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